Exhibit 8.4

[Goodwin Procter Letterhead]

November 7, 2023

Kimco Realty Corporation
500 North Broadway
Suite 201
Jericho, NY 11753
Re: RPT Realty
Ladies and Gentlemen:
We have acted as counsel for RPT Realty, a Maryland real estate investment trust (the “Company”), in connection with the merger (the “Company Merger”) of the Company with and into Tarpon Acquisition Sub, LLC, a Delaware limited liability company (“Parent Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of August 27, 2023 (the “Merger Agreement”), by and among Kimco Realty Corporation, a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes (“Parent”), Kimco Realty OP, LLC, a Delaware limited liability company (“Parent OP”), Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent OP (“Parent OP Merger Sub”), Parent Merger Sub, the Company, and RPT Realty, L.P., a Delaware limited partnership (the “Partnership”).  We are providing this opinion letter to be filed as an exhibit to the registration statements on Form S-4 filed with the Securities and Exchange Commission on October 10, 2023 with respect to the transactions contemplated by the Merger Agreement, including the Joint Proxy Statement/Prospectus of Parent and the Company (as amended or supplemented through the date hereof, the “Registration Statements”). This opinion relates to the Company’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years commencing with the Company’s taxable year ended December 31, 2015 through the Company’s taxable year ending with the Company Merger.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.
In rendering the following opinion, we have reviewed and relied upon the Company’s Declaration of Trust and the Amended and Restated Bylaws of the Company, in each case as amended or amended and restated and as in effect from time to time through the date hereof, and the Amended and Restated Agreement of Limited Partnership of RPT Realty, L.P. (f/k/a Ramco-Gershenson Properties, L.P.) as amended or amended and restated and as in effect from time to time through the date hereof.  In addition, we have reviewed and relied upon the Merger Agreement and the Registration Statements.  For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the Securities and Exchange Commission, (v) the conformity, to the extent relevant to our opinion, of final documents to all documents submitted to us as drafts, (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, (ix) that we have been provided copies of any relevant amendments to the documents we have reviewed (as described above) that may have been made following the execution of the Merger Agreement, and (x) the accuracy and completeness of all records made available to us.

Kimco Realty Corporation
As of November 7, 2023

We also assume that (i) each of the Company Merger, the Partnership Merger and the Contribution will be consummated in accordance with the Merger Agreement without waiver or modification of any conditions or other requirements that would be material to our opinion, (ii)  the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code in which the Company does not recognize income or gain for U.S. federal income tax purposes, (iii) beginning with the date of its formation until the Partnership Merger Effective Time, each of Parent OP and Parent OP Merger Sub has been and will be disregarded as an entity separate from its owner for U.S. federal income tax purposes, (iv) Parent OP Merger Sub will not have any assets for U.S. federal income tax purposes at the time of the Partnership Merger, (v) no transaction, agreement or other action has been or will be taken prior to the Company Merger Effective Time pursuant to Section 3.10 or Section 7.21 of the Merger Agreement that causes any representation or covenant in the REIT Certificate (as defined below) to be incorrect or incomplete, (vi) to the extent necessary to satisfy the Company’s distribution requirements under Section 857(a) of the Code, Parent will cause the Company to elect to apply the safe harbor provided in Rev. Proc. 2011-29 to any fee paid by the Company on or after the Closing to any investment banker that is contingent on the successful closing of the transactions contemplated by the Merger Agreement (“Success-Based Fee”) such that 70% of any such Success-Based Fee is deductible by the Company in its taxable year ending on the date of the Company Merger, and (vii) following the Company Merger, Parent and its affiliates shall not take any action, or fail to take any action, within their control which would cause the Company to fail to qualify for taxation as a REIT for any Company taxable year.

We also have reviewed and relied upon the representations, statements and covenants of the Company and the Partnership contained in a letter that they provided to us in connection with the preparation of this opinion letter, a copy of which we have previously provided to your counsel (the “REIT Certificate”),  regarding the formation, organization, ownership and operations of the Company and the Partnership, and other matters affecting the Company’s ability to qualify as a REIT.  We assume that each of the representations, statements and covenants in the REIT Certificate has been, is and will be true, correct and complete, that the Company and its subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate, and that all representations, representations and covenants that speak to the best of knowledge and belief (or mere knowledge and/or belief) of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification.  To the extent such representations, statements and covenants speak to the intended or future ownership or operations of any entity, we assume that such entity has been and will in fact be owned and operated in accordance with such stated intent.

Kimco Realty Corporation
As of November 7, 2023

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

i.	Commencing with its taxable year ended December 31, 2015, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code; and
ii.
The Company’s prior, current and proposed ownership, organization and method of operations as described in the REIT Certificate have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2015 through its taxable year ending with the Company Merger.

* * * * *
We express no opinion other than the opinion expressly set forth herein.  In rendering our opinion, we have relied solely on the documents we have reviewed (as set forth above), the REIT Certificate, and the assumptions set forth herein.  For purposes of our opinion, we have not investigated or verified the accuracy of any of the representations, statements and covenants  in the REIT Certificate or any of our assumptions set forth herein.  We also have not investigated or verified the ability of the Company and its subsidiaries to operate in compliance with the REIT Certificate or our assumptions.  Differences between the actual ownership and operations of such entities and the prior, proposed and intended ownership and operations described in the REIT Certificate or our assumptions could result in U.S. federal income tax treatment of the Company that differs materially and adversely from the treatment described herein.  The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT.  We have not monitored and will not monitor actual results and have not verified and will not verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements.

Our opinion is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period.  Changes in applicable law could cause the U.S. federal income tax treatment of the Company to differ materially and adversely from the treatment described herein.

Kimco Realty Corporation
As of November 7, 2023

Our opinion is not binding on the Internal Revenue Service (the “IRS”) or a court.  The IRS may disagree with and challenge our conclusions, and a court could sustain such a challenge.  Our opinion does not preclude the possibility that the Company (or its successors, including Parent and Parent Merger Sub, on behalf of the Company) may need to utilize one or more of the various “savings provisions” under the Code and the regulations thereunder that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT, and we assume that Parent and its affiliates will take such actions as may be needed in order to utilize any such savings provisions for the Company.  Utilizing such savings provisions could require the Company (or its successors) to pay significant penalty or excise taxes and/or interest charges and/or make additional distributions to shareholders that otherwise would not be made.
This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).

We are rendering this opinion letter to you solely for purposes of filing this opinion as an exhibit to the Registration Statements. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statements. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP